Exhibit 21

SUBSIDIARIES OF CARRIER GLOBAL CORPORATION

The following entities are expected to be subsidiaries of Carrier Global Corporation as of December 31, 2020:

Subsidiary	State or Country of Incorporation or Organization

Carrier Global Corporation	Delaware
Carrier (US) LLC	Delaware
Carrier Corporation	Delaware
Carrier Far East Limited	Hong Kong
UTEC, Inc.	Delaware
Carrier Fire & Security Luxembourg S.a r.l.,	Luxembourg
Carrier Refrigeration ECR Holding Luxembourg, S.a r.l.	Luxembourg
Carrier Fire & Security Corporation	Delaware
Kidde US Holdings Inc.	Delaware
Carrier Fire & Security Americas Corporation	Delaware
Walter Kidde Portable Equipment Inc.	Delaware
Jada Holdings B.V.	Netherlands
Sebec Holdings Corporation	Nova Scotia
Carrier HVACR Investments B.V.	Netherlands
Ardmore Holdings S.a.r.l.	Luxembourg
Ainsworth Holdings SAS	France
Carrier Refrigeration ECR Holding Luxembourg, S.a r.l.	Luxembourg
Carrier Refrigeration Switzerland Ltd	Switzerland
Carrier UK Holdings Limited	UK
Chubb Group Security Limited	UK
Kidde UK	UK
Matlock Holdings Ltd	UK
Chubb International (Netherlands) BV	Netherlands
Carrier Investments Australia Pty Ltd	Australia
Carrier Australia Commercial Holdings Pty Ltd	Australia
Silver Lake Holdings S.à r.l.	Luxembourg
Carrier Investments UK Limited	UK
Chubb Limited	UK
Chubb Group Limited	UK
Chubb International Holdings Limited	UK